EXHIBIT 99.1

Millipore Files SEC Annual Report on Form 10-K, Confirms 2004 results

BILLERICA, Mass.—(BUSINESS WIRE)—March 16, 2005—Millipore Corporation (NYSE:MIL) announced that it filed its annual report on Form 10-K today. In its January 27, 2005 earnings release, the company indicated that there was an open question as to whether some or all of a fourth quarter 2004 tax benefit should have been recorded in an earlier period. The company has confirmed that the tax rate as originally reported in the earnings release for the fourth quarter and the full year was correct.

About Millipore

Millipore is a multinational, high technology company that provides technologies, tools and services for the development and production of new therapeutic drugs. It serves the life science research, biotechnology and pharmaceutical industries. For more information about Millipore visit www.millipore.com.

CONTACT: Millipore Corporation

Investor Contact:

Geoffrey Helliwell, 978-715-1041 or 800-225-3384

Geoffrey_Helliwell@Millipore.com

or

Media Contact:

Thomas Anderson, 978-715-1043 or 800-225-3384

Thomas_Anderson@Millipore.com